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                                                                      EXHIBIT 12


                            SUMMIT SECURITIES, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

  The ratio of adjusted earnings to fixed charges and preferred stock dividends was computed using the following tabulations to compute adjusted earnings and the defined fixed charges and preferred stock dividends.



                                                   Year Ended September 30
                               -------------------------------------------------------------
                                                   (Dollars in Thousands)
                                   1998        1997         1996        1995         1994
                               -----------  -----------  ----------  ----------   ----------

Income (loss) before
 extraordinary item             $2,524,027   $1,851,240  $1,244,522  $  587,559   $  264,879
Add:
 Interest                        4,778,443    4,325,528   3,741,095   3,251,334    2,527,945
 Taxes (benefit) on income         544,034      126,905     237,951     239,707      140,407
                               -----------  -----------  ----------  ----------   ----------
Adjusted earnings               $7,846,504   $6,303,673  $5,223,568  $4,078,600   $2,933,231
                               ===========  ===========  ==========  ==========   ==========
Preferred stock dividend
 requirements                   $  498,533   $  446,560  $  333,606  $  309,061   $    2,930
Ratio factor of income after
 provision for income taxes
 to income before provision
 for income taxes                       82%          94%         84%         71%          65%
Preferred stock dividend
 factor on pretax basis            605,971      477,196     397,387     435,297        4,508
Fixed charges
 Interest                        4,778,443    4,325,528   3,741,095   3,251,334    2,527,945
                               -----------   ----------  ----------  ----------   ----------

Fixed charges and
 preferred stock
 dividends                      $5,384,414   $4,802,724  $4,138,482  $3,686,631   $2,532,453
                               ===========  ===========  ==========  ==========   ==========
Ratio of adjusted earnings
 to fixed charges and
 preferred stock dividends            1.46         1.31        1.26        1.11         1.16
                               ===========  ===========  ==========  ==========   ==========
